Exhibit 5

BARRY J. MILLER

7146 Pebble Park Drive

West Bloomfield, Michigan 48322

Telephone: (248) 232-8039 – Fax: (248) 246-9524

Email: bjmiller@bjmpllc.com

April 25, 2023

Board of Directors

Cannabis Bioscience International Holdings, Inc.

Re: Registration Statement on Form S-1 (Registration No. 333-267039)

Ladies and Gentlemen:

I have acted as counsel for Cannabis Bioscience International Holdings, Inc., a Colorado corporation (the “Company”), in connection with the registration statement on Form S-1 of the Company (Registration No. 333-267039) filed with the United States Securities and Exchange Commission (the “Commission”) relating to (i) the issuance and sale by the Company of 6,250,000 shares of the Company’s common stock, without par value (“Common Stock”), and (ii) the sale by the Selling Stockholders (as that term is defined in the Registration Statement) of 3,860,369,171 shares of Common Stock. This opinion is being furnished to you at your request to enable you to comply with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933 in connection with the Registration Statement.

In connection with this opinion, I have examined such matters of fact and questions of law as I have deemed relevant. I have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified them.

In rendering this opinion, I have assumed: (i) information contained in documents reviewed by me is true, complete and correct; (ii) the genuineness and authenticity of all signatures; (iii) the authenticity of all documents submitted to me as originals; (iv) the conformity to authentic originals of all documents submitted to me as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the due authorization, execution and delivery of all documents by parties other than the Company; and (vii) the legal capacity of all natural persons.

Based upon the foregoing, I am of the opinion that (i) the shares of Common Stock to be issued and sold by the Company have been duly and validly authorized and, when issued and delivered by the Company, and paid for in accordance with the prospectus that is part of the Registration Statement, will be validly issued, fully paid and nonassessable and (ii) the shares of Common Stock to be sold by the Selling Stockholders are duly authorized, validly issued, fully paid and nonassessable.

This opinion is rendered only with respect to the Colorado Business Corporation Act, as amended, the applicable provisions of the Colorado Constitution and any reported judicial decisions interpreting them. I express no opinion (i) with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within Colorado or (ii) as to the form or content of the Registration Statement.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the reference to me therein under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Barry J. Miller